SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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PHOENIX TECHNOLOGIES LTD.

(Name of Registrant as Specified In Its Charter)
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PHOENIX TECHNOLOGIES LTD.
915 Murphy Ranch Road
Milpitas, California 95035
(408) 570-1000
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 22, 2009
     Notice is hereby given that the Annual Meeting of Stockholders of Phoenix Technologies Ltd. (the “Company” or “Phoenix”) will be held at the Company’s offices located at 915 Murphy Ranch Road, Milpitas, California, 95035, on January 22, 2009 at 8:00 AM, Pacific Standard Time, to consider and act upon the following matters:
1.	To elect five (5) directors to the Board of Directors of the Company from among the nominees described in this Proxy Statement;

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year; and

3.	To transact such other business as may properly come before the meeting, and all adjournments and postponements thereof.
     Only stockholders of record at the close of business on November 24, 2008 will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The stock transfer books will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Company’s offices for a period of ten days before the Annual Meeting and will also be available for inspection at the meeting.
     We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.
     All stockholders are cordially invited to attend the meeting. Whether or not you plan to attend, please vote in accordance with the instructions set forth on the Notice Regarding the Availability of Proxy Materials on the Internet (the “Notice”) and on the proxy voting card. You may revoke your proxy at any time prior to the Annual Meeting. If you attend and vote at the Annual Meeting, your proxy will be automatically revoked and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors
/s/ Timothy Chu
Timothy Chu
Vice President, General Counsel and Secretary

December 10, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE VOTE IN ACCORDANCE WITH THE
INSTRUCTIONS SET FORTH ON THE NOTICE AND ON THE PROXY VOTING CARD

PROXY STATEMENT

PROXY STATEMENT
PHOENIX TECHNOLOGIES LTD.
915 Murphy Ranch Road
Milpitas, California 95035
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held January 22, 2009
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Phoenix Technologies Ltd. (the “Company” or “Phoenix”) of proxies for use at the Annual Meeting of Stockholders of the Company to be held on January 22, 2009 (the “Meeting”) at the Company’s offices located at 915 Murphy Ranch Road, Milpitas, California, commencing at 8:00 AM, Pacific Standard Time, and at any adjournments thereof. All proxy cards are solicited for the purposes set forth herein and in the Notice of Annual Meeting of Stockholders that accompanies this Proxy Statement. The date of this Proxy Statement is December 10, 2008, the approximate date on which this Proxy Statement and the accompanying proxy card were first sent or made available to stockholders.
     Please refer to the Notice Regarding the Availability of Proxy Materials on the Internet (the “Notice”) you received separately in the mail or the proxy voting card included with the Notice of Annual Meeting of Stockholders that accompanies this Proxy Statement for instructions on how to access your proxy to vote your shares at the Annual Meeting. The Notice also contains information on how to request paper or electronic copies of any proxy materials, including this Proxy Statement, without charge.
     We do not expect any matters not listed in the Proxy Statement to come before the Meeting. If any other matter is presented, your signed proxy card gives the individuals named as proxy holders the authority to vote your shares to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, which would include matters that the proxy holders did not know were to be presented at the Meeting by December 10, 2008.
General Information
     Certain Financial Information. The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 is enclosed with this Proxy Statement.
     Voting Securities. Only stockholders of record as of the close of business on November 24, 2008 (the “Record Date”) will be entitled to vote at the Meeting and any adjournments thereof. As of the Record Date, there were 28,807,400 shares of the Common Stock of the Company issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one vote on the proposals presented in this Proxy Statement and one vote for each director to be elected for each share of Common Stock held. There is no cumulative voting in connection with the election of directors.
     Quorum. The required quorum for transacting business at the Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR, AGAINST, ABSTAIN” or “WITHHOLD” on a matter are treated as being present at the Meeting for purposes of establishing a quorum.
     Vote Required. Under the Company’s bylaws and applicable law, the proposals set forth in this Proxy Statement require the approval of holders of a majority of the shares present in person or represented by proxy at a meeting and entitled to vote.
     Abstentions. Under the Company’s bylaws and applicable Delaware law, abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for transacting business and (ii) the total number of shares present in person or represented by proxy and entitled to vote on a proposal. Accordingly, abstentions will have the same effect as a vote against the proposal.
     Broker Non-Votes. “Broker non-votes” (i.e., shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular non-routine proposal) will be counted in determining whether a quorum is present. The proposals set forth in this Proxy Statement are routine proposals with respect to which the broker or nominee has the authority to vote the shares held by it absent contrary voting instructions from the stockholder.

     Solicitation of Proxies. Proxy cards and voting instructions are being solicited on behalf of the Company’s Board of Directors. In addition to soliciting stockholders by mail, certain of the Company’s directors and officers may solicit proxies personally, by telephone, telegram, email, facsimile, webcasts or postings to the Company’s website. None of these individuals will receive special compensation for their assistance in soliciting proxies, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with this solicitation. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting material to persons for whom they hold shares of Common Stock of the Company and to request authority for the exercise of proxies; in such cases, the Company, upon request of the record holders, will reimburse such holders for their reasonable expenses.
     Voting of Proxies. All shares represented by a valid proxy card received prior to the Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy card, the shares will be voted FOR all nominees, FOR all other proposals described herein, and as the proxy holders may determine in their discretion with respect to any other matters that properly come before the Meeting. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Meeting and voting in person.
     If you plan to vote in person at the Meeting, please bring proof of identification. Even if you currently plan to attend the Meeting, we recommend that you submit your proxy card as described above so that your vote will be counted if you later decide not to attend the Meeting.
     If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of the shares, and these proxy materials, together with a voting instruction card, are being forwarded to you by your broker or other nominee. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the Meeting.
     Since a beneficial owner is not the stockholder of record, if you wish to vote these shares in person at the Meeting you must obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Meeting. If you wish to attend the Meeting, but not vote at the Meeting, please bring a copy of a brokerage statement showing your share ownership as of November 24, 2008.
     If your shares are registered under different names, or if they are in more than one account, you may receive more than one proxy card or voting instruction card. Please follow the instructions on each proxy card or voting instruction card to ensure that all of your shares are represented at the meeting. Please sign each proxy card exactly as your name or names appear on the proxy card. For joint accounts, each owner should sign the proxy card. When signing as executor, administrator, attorney, trustee or guardian, etc., please print your full title on the proxy card.
PROPOSAL NO. 1:
ELECTION OF DIRECTORS
     The Company’s nominees for election at the Meeting are Michael Clair, Douglas Barnett, Woodson Hobbs, Richard Noling and Mitchell Tuchman (the “Nominees”). All of the Nominees are currently directors of the Company.
     The Company expects each Nominee to be available to serve as a director. If, however, a Nominee is unable or declines to serve for any reason, proxies may be voted for such substitute nominee as the Board may designate. Proxies may not be voted for more than one substitute nominee.
     Nominees. The name, age, principal occupations during the past five years and tenure as director are set forth below for each of the Nominees:

Name	Age	Director Since	Position and Current Offices with the Company
Michael Clair	61	2007	Chairman of the Board
Douglas Barnett	49	2007	Director
Woodson Hobbs	61	2006	Director; President and Chief Executive Officer
Richard Noling	60	2005	Director
Mitchell Tuchman	52	2008	Director

     Mr. Clair was appointed to the Board in August 2007 and was elected Chairman of the Board in January 2008. He also chairs both the Nominating and Corporate Governance Committee and the Compensation Committee. Mr. Clair is a technology investor and consultant to Silicon Valley companies. From 1996 until its sale to Nokia in 2006, Mr. Clair was Chairman of the Board of Intellisync Corporation. He has held senior and executive management positions at Tymshare Inc., ROLM Corporation and SynOptics Communications, Inc., which he co-founded. He currently serves on the boards of a number of privately-held technology companies, including Corfino and NDS Surgical Imaging. He is also on the Board of the NCGA Foundation, and the west coast Board of the V Foundation for cancer research. Mr. Clair holds a B.S. in Business and Finance and an MBA in Operations Research from the State University of New York at Buffalo.
     Mr. Barnett was appointed to the Board in July 2007. He is also a member of both the Audit and Compensation Committees. Mr. Barnett is currently Managing Director and Chief Financial Officer of AlixPartners, an international corporate turnaround, performance improvement and financial advisory firm. From 2003 to 2007, he served as Senior Vice President, Finance and as Chief Financial Officer for UGS PLM Software, a global provider of product lifecycle management software and services. From 2002 to 2003, Mr. Barnett was the Chief Financial Officer of Colfax Corporation. Mr. Barnett received his B.S. in Accounting from the University of Illinois and an M.B.A. from Northwestern University Kellogg Graduate School. Mr. Barnett is a Certified Public Accountant.
     Mr. Hobbs joined the Company as President and Chief Executive Officer and as a member of the Board of Directors in September 2006. Prior to joining the Company, Mr. Hobbs served as President, Chief Executive Officer and a member of the board of directors of Intellisync Corporation, a provider of platform-independent wireless messaging and mobile software, from 2002 until its sale to Nokia in 2006. Between 1995 and 2002, Mr. Hobbs was a consulting executive for the venture capital community and a strategic systems consultant to large corporations. During this timeframe, he held the position of Interim Chief Executive Officer for various periods at the following companies: FaceTime Communications, a provider of instant messaging network-independent business solutions; Tradenable, Inc., an online escrow service company; BigBook, Inc., a provider in the online yellow pages industry; and I/PRO Corporation, a provider of quantitative measurement of Web site usage. From 1993 to 1994, Mr. Hobbs served as Chief Executive Officer of Tesseract Corporation, a human resources outsourcing and software company. Mr. Hobbs spent the early part of his career with Charles Schwab Corporation, a securities brokerage and financial service company, as its Chief Information Officer; with Service Bureau, a division of IBM, as a developer; and with Online Focus, an online credit union system, as the Director of Operations.
     Mr. Noling was appointed to the Board in September 2005. He also chairs the Audit Committee and is a member of the Nominating and Corporate Governance Committee. Mr. Noling is currently President and CEO of Intellergy Corporation, a developer of clean energy systems that converts organic feedstock into hydrogen and other products. From 2003 to September 2005, Mr. Noling served as the Chief Executive Officer of ThinGap Corporation, a designer, developer and manufacturer of high-efficiency electric motors. Mr. Noling served as Chief Financial Officer of Insignia Solutions Inc., a software company, from 1996 to 1997, and then as President and Chief Executive Officer from 1997 to 2003. From 1994 to 1995, Mr. Noling was Chief Financial Officer of DocuMagix, Inc., a personal paper management software developer, and from 1991 to 1994, he was Sr. Vice President and Chief Financial Officer of Gupta Corporation, a developer of relational databases and development tools. Mr. Noling is currently a director of Hifn, Inc., where he serves on the audit and compensation committees. Mr. Noling received his B.A. in Aerospace and Mechanical Engineering Science from the University of California, San Diego, an M.A. from Fuller Theological Seminary and an M.S. in Administration from the University of California, Irvine. Mr. Noling attended the Stanford University Directors’ Forum in 2007 and the Institutional Investor Board Member Forum in 2008.
     Mr. Tuchman was appointed to the Board in September 2008. He is a member of both the Audit and Compensation Committees. Mr. Tuchman brings more than 26 years of experience in venture capital, public finance, strategy and technology in Silicon Valley. From 2001 until 2007, Mr. Tuchman consulted with Crestview Capital and Apex Capital on their technology micro-cap and special situations portfolios, and continues to co-manage a venture capital fund with Apex. From 1997 to 2001, Mr. Tuchman invested in and advised venture funds that were primarily focused on the Internet. Mr. Tuchman began his career at Atari, Inc. and served as an operating executive for several Silicon Valley companies while leading them through strategic transformations. He currently serves on the boards of Workstream Inc. (Nasdaq:WSTM), where he chairs the compensation committee and is a member of the audit committee, and Kowabunga! (AMEX: THK), where he is chairman of the board. Mr. Tuchman also served on the board of Kintera (Nasdaq: KNTA) and chaired the strategic development committee until it was sold to Blackbaud (BLKB) in May 2008. Mr. Tuchman holds a B.S. in Business Administration from Boston University and an MBA from Harvard Business School.

Board Independence
     Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rules 4200 and 4350, the Board has determined that each member of the Board, other than Mr. Hobbs, meets the standards of independence established by the NASDAQ. Mr. Hobbs is not independent because he is employed by the Company.
Meetings and Committees of the Board
     During the fiscal year ended September 30, 2008 (the “Last Fiscal Year”), the Board held a total of five (5) regularly scheduled meetings, twelve (12) special meetings, and took additional actions by written consent. During the Last Fiscal Year, each Board member attended at least 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served during the Last Fiscal Year. One of the current directors attended the prior year’s Annual Meeting of Stockholders. Mr. Tuchman was not a director or nominee at such time and therefore did not attend.
     The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.
Audit Committee
     The members of the Audit Committee are Messrs. Noling, Barnett and Tuchman. Mr. Noling serves as the Chairman of the Audit Committee. Dale L. Fuller, who resigned from the Board on August 12, 2008, and John Mutch, who resigned from the Board on September 17, 2008, were members of the Audit Committee during a portion of the Last Fiscal Year. On January 21, 2008, the Board unanimously approved the appointment of Mr. Fuller to replace Mr. Mutch and on September 19, 2008, the Board unanimously approved the appointment of Mr. Tuchman to replace Mr. Fuller, as members of the Audit Committee.
     Each member of the Audit Committee is “independent” as such term is defined in the NASDAQ Rules and Rule 10A-3 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended. The Board has determined that each of Messrs. Noling, Barnett and Tuchman qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K promulgated by the SEC. During the Last Fiscal Year, the Audit Committee met eleven (11) times, and took additional actions by written consent.
     The responsibilities of the Audit Committee include:
•	Reviewing and discussing with the Company’s management and independent auditor all audit results and the financial statements and periodic reports of the Company;

•	Overseeing the adequacy of the Company’s system of internal control over financial reporting;

•	Reviewing major issues regarding accounting principles and practices that could significantly impact the Company’s financial statements and discussing with the Company’s independent auditor the matters required to be discussed by Statement of Accounting Standards No. 61;

•	Reviewing the adequacy and effectiveness of the Company’s internal audit activities and reviewing any significant reports (or summaries thereof) prepared by employees performing such activities, together with management’s response and follow-up to such reports;

•	Discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies; and

•	Establishing and reviewing procedures and processes for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.
     For a complete listing of the Audit Committee’s responsibilities please refer to the Audit Committee Charter posted on the Company’s website at http: //www.phoenix.com/en/About+Phoenix/Investors/Corporate+Governance /default.htm.

Compensation Committee
     The members of the Compensation Committee are Messrs. Clair, Barnett and Tuchman. Mr. Clair serves as Chairman of the Compensation Committee. Robert Majteles, who resigned from the Board on October 24, 2007, Mr. Fuller, who resigned from the Board on August 12, 2008, Mr. Mutch, who resigned from the Board on September 17, 2008, and Mr. Noling, were members of the Compensation Committee during a portion of the Last Fiscal Year. On January 21, 2008, the Board unanimously approved the appointment of Messrs. Barnett, Clair and Mutch to replace Messrs. Fuller, Majteles and Noling as members of the Compensation Committee. On September 19, 2008, the Board unanimously approved the appointment of Mr. Tuchman to replace Mr. Mutch as a member of the Compensation Committee. Each member of the Compensation Committee is “independent” as such term is defined in the NASDAQ Rules. During the Last Fiscal Year, the Compensation Committee met eight (8) times, and took additional actions by written consent.
     The responsibilities of the Compensation Committee include:
•	Reviewing and approving all elements of the compensation plans for the CEO and the other officers in light of relevant corporate goals and objectives approved by the Committee and, with respect to the CEO, the Board’s annual evaluation of the CEO’s performance, including salaries, cash incentive plans, equity compensation, employment and severance agreements and other benefits;

•	Approving all grants of equity-based compensation to the CEO and the other officers; provided, however, all grants to the CEO (as well as other all other elements of CEO compensation) are further subject to approval and ratification by the full Board (with the CEO abstaining);

•	Approving all cash-based incentive compensation plans (other than sales commission plans) affecting non-officer employees at the vice president level or higher, and the aggregate payouts under such plans;

•	Making recommendations to the Board with respect to the adoption and approval of, or amendments to, any equity-based incentive compensation plans or any standard form of employment, severance, change of control or similar agreements;

•	Reviewing and approving the compensation strategy of the Company;

•	Reviewing annually all non-employee director compensation programs and policies and making recommendations to the Board with respect to any changes to the compensation of non-employee directors; and

•	Reviewing with management the Company’s disclosures contained under the caption “Compensation Discussion and Analysis” for use in any of the Company’s periodic reports, registration statements and proxy statements to be filed with the Securities and Exchange Commission and recommending to the Board that such disclosures, as reviewed and approved by the Committee, be included in such reports and statements, as the case may be.
     For a complete listing of the Compensation Committee’s responsibilities, please refer to the current Compensation Committee Charter posted on the Company’s website at: http://www.phoenix.com/en/About+Phoenix/Investors/Corporate+Governance /default.htm.
Nominating and Corporate Governance Committee
     The members of the Nominating and Corporate Governance Committee are Messrs. Clair and Noling. Mr. Clair serves as Chairman of the Nominating and Corporate Governance Committee. Mr. Majteles, who resigned from the Board on October 24, 2007, Mr. Fuller, who resigned from the Board on August 12, 2008 and Mr. Mutch, who resigned from the Board on September 17, 2008, were members of the Nominating and Corporate Governance Committee during a portion of the Last Fiscal Year. On January 21, 2008, the Board unanimously approved the appointment of Mr. Mutch to replace Mr. Majteles as a member of the Nominating and Corporate Governance Committee. On January 25, 2008, the Board unanimously approved the appointment of Mr. Clair to replace Mr. Fuller as a member of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is “independent” as such term is defined in the NASDAQ Rules. During the Last Fiscal Year, the Nominating and Corporate Governance Committee met three (3) times.

     The Nominating and Corporate Governance Committee operates pursuant to a charter posted on the Company’s website at http://www.phoenix.com/en/About+ Phoenix/Investors/Corporate+Governance.
     The purpose of the Nominating and Corporate Governance Committee is to establish general qualification guidelines applicable to nominees for election to the Board and to ensure that the Board is appropriately constituted to meet its fiduciary obligations to the Company and its stockholders. The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, including nominees suggested by stockholders, and recommends nominees for appointment or election to the Board. The Nominating and Corporate Governance Committee does not use specific minimum requirements, but considers several factors to determine whether a director candidate is qualified. These factors include, but are not limited to: (i) general understanding of technology, marketing, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment; (ii) understanding of the Company’s business and technology; (iii) educational and professional background; (iv) personal accomplishments; and (v) geographic location, gender, age, and ethnic diversity. To date, the Company has not paid any fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees.
     Additionally, the Nominating and Corporate Governance Committee is responsible for the creation and monitoring of the corporate governance practices of the Company. Specifically, the Nominating and Corporate Governance Committee’s responsibilities include:
•	overseeing the Company’s processes for providing information to the Board;

•	assessing the reporting channels through which the Board receives information and the quality and timeliness of information received to ensure that the Board obtains appropriately detailed information in a timely fashion;

•	establishing procedures for stockholders to communicate with the Board and individual directors;

•	reviewing annually the Company’s corporate governance practices and code of ethics and recommending to the Board any amendments deemed necessary or appropriate; and

•	overseeing an annual performance evaluation of the Board and management and reporting the results of such evaluations to the Board.
     The Nominating and Corporate Governance Committee seeks to have on the Board at least one financial expert as defined in Item 401(h) of Regulation S-K promulgated by the SEC and believes that the majority of the Board must be composed of independent directors as defined in NASDAQ Rule 4200.
     The Nominating and Corporate Governance Committee will consider candidates for director from any source, including director candidates recommended by stockholders. No formal procedures exist for the handling of director candidates recommended by stockholders; however, all candidates recommended by stockholders will be evaluated by the Nominating and Corporate Governance Committee in the same way and by using the same criteria and general guidelines used for all other candidates. Stockholders may submit director recommendations in writing to the Corporate Secretary at the Company’s offices located at 915 Murphy Ranch Road, Milpitas, California 95035, providing the candidate’s name and qualifications for service as a Board member, a document signed by the candidate indicating the candidate’s willingness to serve, if elected, and evidence of the stockholder’s ownership of Company stock.
     The Nominating and Corporate Governance Committee did not receive, prior to December 3, 2008, any recommendations for director candidates from any non-management stockholder or group of stockholders that beneficially owns more than 5% of the Company’s voting stock. Each Nominee included on the proxy card is an executive officer and/or director standing for re-election.
Stockholder Communications with Directors
     The Board welcomes communications from the Company’s stockholders. Any stockholder may communicate with either the Board as a whole, or with any individual director by sending a written communication c/o the Company’s Corporate Secretary at the Company’s offices located at 915 Murphy Ranch Road, Milpitas, California 95035. All communications sent to the Company’s Corporate Secretary will be forwarded to the Board, as a whole, or to the individual director to whom such communication was addressed, without review by management.

Compensation of Directors
     Members of the Board who are not employees of the Company (“Outside Directors”) are entitled to receive an annual retainer of $30,000. The Chairman of the Board also receives an annual retainer of $20,000. In addition, Outside Directors who serve on Board committees are entitled to receive additional fees as follows: (i) the chairperson of the Audit Committee is entitled to receive an annual retainer of $22,500, and the other members of the Audit Committee are entitled to receive an annual retainer of $15,000; (ii) the chairperson of the Compensation Committee is entitled to receive an annual retainer of $15,000, and the other members of the Compensation Committee are entitled to receive an annual retainer of $7,500; and (iii) the chairperson of the Nominating and Corporate Governance Committee is entitled to receive an annual retainer of $10,000, and the other members of the Nominating and Corporate Governance Committee are entitled to receive an annual retainer of $5,000. All retainers are payable quarterly in arrears. Outside Directors who reside outside of the local area are also entitled to receive reimbursement of travel expenses.
     Outside Directors currently receive options under the 2007 Equity Incentive Plan. Under the 2007 Equity Incentive Plan, Outside Directors receive an initial grant of 40,000 shares upon their initial appointment to the Board and subsequent annual grants of 15,000 shares. Prior to April 1, 2008, option grants to Board members vested and became exercisable for 100% of the shares on the date of grant. From and after April 1, 2008, option grants to Board members vest and become exercisable in accordance with the following vesting schedule: 25 percent of the shares subject to the option grant vest immediately upon the date of grant, and 1/36th of the balance of the shares vest monthly thereafter. All options granted have a term of ten years. During the Last Fiscal Year, the Company made an initial stock option grant for 40,000 shares to Mr. Tuchman and annual grants of 15,000 shares to each of Messrs. Barnett, Clair, Fuller, Mutch and Noling, in each case having an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant.
Required Vote
     If a quorum is present, directors will be elected by the affirmative vote of a majority of the votes cast with respect to each director to be elected at the Meeting. The Nominating and Corporate Governance Committee has established procedures under which any director who is not elected will offer to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.
The Board of Directors Unanimously Recommends a Vote FOR the Election of each of Messrs. Clair, Barnett, Hobbs, Noling and Tuchman
PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee of the Board has selected Ernst & Young LLP to continue to serve as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2009. The Company is asking stockholders to ratify this appointment. If ratification by the stockholders of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm is not obtained, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
     Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions from stockholders.
Required Vote
     If a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Meeting and entitled to vote on the matter is required for approval of Proposal No. 2.
The Board of Directors Unanimously Recommends a Vote FOR Ratification of the Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending September 30, 2009

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information as of November 17, 2008, with respect to the Common Stock owned beneficially by (i) any person who is known to the Company to be the beneficial owner of more than 5% of its Common Stock, (ii) each director and Nominee of the Company, (iii) the Chief Executive Officer, the Chief Financial Officer and each executive officer included in the “Summary Compensation Table” (collectively, the “named executive officers”) and (v) all current directors and executive officers of the Company as a group. Except as otherwise indicated in the table, the address of each person listed in the table is c/o Phoenix Technologies Ltd., 915 Murphy Ranch Road, Milpitas, California 95035. Except as otherwise indicated in the footnotes to the table, to the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

	Amount and Nature of	Percent of Common
Name and Address of Beneficial Owner	Beneficial Ownership	Stock Outstanding(1)
Brookside Capital Management, LLC (2)
111 Huntington Ave., Boston, MA 02199	2,610,000	9.06%
Renaissance Technologies, L.L.C.(3)
800 Third Ave., 33rd Flr., New York, NY 10022	2,216,900	7.70%
Barclays Global Investors UK Holdings Ltd.(4)
1 Churchill Place Canary Wharf, London, England, E14 5HP	2,013,539	6.99%
Artis Capital Management, L.P.(5)
One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, CA 94105	1,640,000	5.69%
Husic Capital Management(6) One Front St., 36th Flr., San Francisco, CA 94111	1,501,774	5.21%
Woodson Hobbs(7)	1,162,927	3.91%
Richard Arnold(8)	625,000	2.13%
David Gibbs(9)	514,413	1.76%
Gaurav Banga(10)	158,032	*
Timothy Chu(11)	37,500	*
Douglas Barnett(12)	70,625	*
Michael Clair(13)	115,000	*
Richard Noling(14)	38,688	*
Mitchell Tuchman (15)	12,500	*
All current directors and executive officers as a group(16)	2,734,685	8.82%

*	Ownership is less than 1%

(1)	Based on 28,807,400 shares of Common Stock outstanding on November 17, 2008. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options that are exercisable within 60 days of November 17, 2008 are deemed to be outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on information contained in a Form 13F filed on November 14, 2008 by Brookside Capital Management, LLC for the three-month period ended September 30, 2008.

(3)	Based on information contained in a Form 13F filed on November 14, 2008 by Renaissance Technologies, L.L.C. for the three-month period ended September 30, 2008.

(4)	Based on information contained in a Form 13F filed on November 12, 2008 by Barclays Global Investors UK Holdings Ltd. for the three-month period ended September 30, 2008

(5)	Based on information contained in a Form 13F filed on November 14, 2008 by Artis Capital Management, L.P. for the three-month period ended September 30, 2008

(6)	Based on information contained in a Form 13F filed on November 14, 2008 by Husic Capital Management for the three-month period ended September 30, 2008.

(7)	Includes 900,000 shares as to which Mr. Hobbs has the right to acquire beneficial ownership within 60 days of November 17, 2008 and 81,700 shares indirectly owned by Mr. Hobbs and held in trust for the benefit of his children. During the Last Fiscal Year, the trustee for the trust of one of Mr. Hobbs’ children was changed from Mr. Hobbs to a third party and Mr. Hobbs therefore no longer beneficially owned the 25,000 shares of Company common stock held in that trust as of the effective time of the trustee change.

(8)	Includes 600,000 shares as to which Mr. Arnold has the right to acquire beneficial ownership within 60 days of November 17, 2008.

(9)	Includes (i) 4,000 shares owned by the Gibbs Trust and held jointly by David and Afina Gibbs and (ii) 395,413 shares as to which Mr. Gibbs has the right to acquire beneficial ownership within 60 days of November 17, 2008.

(10)	Includes 137,500 shares as to which Mr. Banga has the right to acquire beneficial ownership within 60 days of November 17, 2008.

(11)	Consists of 37,500 shares as to which Mr. Chu has the right to acquire beneficial ownership within 60 days of November 17, 2008.

(12)	Includes 45,625 shares as to which Mr. Barnett has the right to acquire beneficial ownership within 60 days of November 17, 2008.

(13)	Includes (i) 5,000 shares held jointly in trust by Audrey Maclean and Michael Clair and (ii) 45,000 shares as to which Mr. Clair has the right to acquire beneficial ownership within 60 days of November 17, 2008.

(14)	Includes 35,688 shares as to which Mr. Noling has the right to acquire beneficial ownership within 60 days of November 17, 2008.

(15)	Consists of 12,500 shares as to which Mr. Tuchman has the right to acquire beneficial ownership within 60 days of November 17, 2008.

(16)	Includes (i) 525,459 shares and (ii) 2,209,226 shares underlying options exercisable within 60 days of November 17, 2008, held by the Company’s current directors and executive officers, respectively. The holdings of Messrs. Hobbs, Arnold, Banga, Gibbs, Chu, Barnett, Clair, Noling and Tuchman are included in the calculation.

REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION DISCUSSION AND ANALYSIS
     The following discussion and analysis relates to:
•	the compensation earned by the named executive officers in the Summary Compensation Table set forth below during fiscal year 2008; and

•	the compensation that we expect to pay to our most senior executives during fiscal year 2009 and thereafter.
Executive Compensation Overview
     Our executive compensation program is designed to:
•	attract executives with the skills we need in order for the Company to achieve the business objectives we establish;

•	retain those executives who continue to perform at or above the levels of performance we expect from them; and

•	closely align the compensation of our executives with measurable aspects of the Company’s performance over the short term, and with total returns provided to the Company’s stockholders over the long term.
     Our executive officers’ compensation currently has four primary components: base salary, incentive bonus awards, equity awards and other benefits. We establish our executive compensation at the levels we believe will enable us to hire and retain outstanding executives in a competitive environment and to reward them for their contribution to the Company’s overall business success. In addition, we provide our executive officers most but not all of the benefits that are available generally to all salaried employees of the Company in the U.S.
Our Compensation Committee
     The Compensation Committee of the Board of Directors (the “Committee”) reviews and approves the total compensation arrangements for our CEO and the other named executive officers. The following discussion addresses our fiscal year 2009 compensation program for Woodson Hobbs, our President and Chief Executive Officer; Richard Arnold, our Chief Operating Officer and Chief Financial Officer; Gaurav Banga, our Senior Vice President, Engineering and Chief Technology Officer; David Gibbs, our Senior Vice President and General Manager, Worldwide Field Operations; and Timothy Chu, our Vice President, General Counsel and Secretary.
     The Committee conducts an annual evaluation and analysis of our executive compensation programs and practices to ensure that such programs are structured appropriately to achieve our compensation objectives. The Committee establishes the base salaries of the executive officers for the following fiscal year, reviews and approves any incentive bonus plans that apply to the executive officers, and considers and approves any grants of equity incentive compensation to the executive officers. The Committee also meets as required during the fiscal year to perform the same functions in connection with establishing compensation arrangements for any newly hired or promoted executive officer.
     The Committee will from time to time engage an external compensation consulting firm to advise it and the Board on executive and equity compensation matters. Management typically assists the Committee in screening and selecting the consulting firm; however, the selected consulting firm reports directly to the Committee. The Committee may also analyze various third party compensation surveys (such as survey data from Radford Surveys & Consulting or other similar organizations).
Background of Compensation Philosophy
     Our compensation philosophy for fiscal year 2009 and for the next two years has been specifically designed to attract, retain and reward our management team, which significantly contributed towards the turnaround of the Company in fiscal 2007 and 2008 following a period of rapidly declining revenue and significant losses. The Committee has taken into consideration both the challenges faced by the current management team at the time of their appointment in September 2006 of restoring health to the Company’s core business and the historic difficulty of successfully moving beyond the constraints of the small global market for the Company’s basic product line, in order to meet the long-term stockholder value creation goals of the Company.

     Phoenix created its business category, Core Systems Software (originally referred to as Basic Input-Output Systems or “BIOS”), approximately 25 years ago and still leads that category globally. However, since the total market for all independent core systems software vendors in the PC marketplace is currently estimated to be less than $200 million in sales revenues, other products are required in order to create meaningful increases in shareholder value. During the period from 1999 to 2006, a series of failed strategic initiatives to diversify the Company’s product offerings reduced Phoenix’s quarterly revenues by approximately 65% (when comparing the quarter ended June 30, 2006 with the same period in fiscal year 1999) and led to losses in the three months ended June 30, 2006 of over $18.5 million on revenues of only $10.5 million.
     In the fourth quarter of fiscal 2006, with quarterly revenue falling an additional $2.0 million, the Board recruited Woodson Hobbs who offered to bring to the Company a new core management team. Mr. Hobbs, along with members of this new team, had accomplished a substantial and successful turnaround at Intellisync Corporation, another publicly-held technology company. Mr. Hobbs was appointed President and Chief Executive Officer of the Company in September 2006, and was joined by Richard Arnold (currently Chief Operating Officer and Chief Financial Officer) later that month and Gaurav Banga (currently Senior Vice President, Engineering and Chief Technology Officer) the following month.
     At the time of his appointment and with the help of his team, Mr. Hobbs outlined an aggressive five-year plan to restore health to the Company’s business and build a multi-product future. In fiscal 2007, the Company exceeded its revenue growth target, substantially decreased its operating expenses and commenced development of new products that the new management team believes can be sold through existing sales channels. In fiscal 2008, the Company increased its revenues by over 50%, introduced two major new internally developed products and completed three significant acquisitions.
Compensation Philosophy and Policies
     The Committee, in consultation with our Chief Executive Officer and Chief Operating Officer and Chief Financial Officer, has established the following principles that guide the design of the Company’s compensation programs:
•	The value created in the business should be fairly allocated among the stockholders, the directors and executives and the employees of the Company;

•	Since we operate a global technology business in which our executives and employees create value through the development and application of intellectual property, our compensation policies and practices should allocate value to executives and employees to enable the Company to attract and retain both exceptional leadership and outstanding personnel throughout the world;

•	Our compensation plans should establish, wherever possible, a direct link between the successful execution of our business strategies and the share of our overall economic results allocable to the executives responsible for that success; and

•	Our compensation strategy should assist in building not only a sense of focus and urgency among our executives, but also a sense of ownership and responsibility that is shared by all employees.

In setting the compensation for each executive officer, the Committee considers:

•	the level of compensation paid to executive officers in positions of similar responsibility at other technology companies;

•	the responsibility and authority of each executive position relative to other positions within the Company;

•	the experience, skills and past accomplishments of each executive officer and the expectations we have for their future contributions to value creation within our enterprise; and

•	the performance of the executive team as a whole and the individual performance of each executive officer relative to the expectations we have established.

     Our process for setting our CEO’s compensation does not differ materially from the process we use to establish the compensation of any other executive officer or non-officer employee, except that the comparison companies we use for establishing compensation levels for non-officer employees include several substantially larger local technology companies (such as Google, eBay or Intel) with whom we compete for mid-level management and for technical personnel, while the comparison companies we use for establishing CEO and other executive compensation are generally limited to software companies we consider similar to Phoenix in size and complexity.
     The Committee and management believe that strong financial performance by Phoenix on a sustained basis is an effective means of enhancing long-term value creation for our stockholders. Thus, the Committee builds into the compensation structure for each executive officer certain incentives to achieve specific corporate goals. With respect to each of the primary components of total compensation specifically, this means:
•	Base salaries paid to senior named executive officers are targeted to be at or near the top of the range for comparable public technology companies. (See “Use of Compensation Consultants and Peer Group Benchmarking” below.) Base salaries are established at the time an executive officer is hired and are reviewed annually, generally in the last quarter of each financial year. We may also review salaries in the event of a material change in an executive’s position, authority or responsibilities. We do not apply a set formula for establishing the proportion of compensation delivered in the form of salary.

•	Incentive bonus awards are structured to provide significant variability based on the achievement of specific financial goals (typically goals for a fiscal year), and to provide rewards for meeting and exceeding these goals. Incentive bonus awards are generally based on similar performance metrics for all members of the senior executive team but may also vary based upon achievement of corporate goals within the particular executive’s area of responsibility and scope of authority. We do not apply a set formula for establishing the proportion of compensation delivered as an incentive bonus, although target award levels are generally set as a percentage of salary, currently ranging from 30% to 110% for the named executive officers. Our incentive bonus awards generally provide that performance above targets may deliver bonuses higher than the target bonuses; however, the total potential bonus for each executive is generally capped at a specified limit ranging from 50% to 100% above the target bonus for that named executive officer;

•	Equity awards are structured to align closely the interests of the named executive officers and our stockholders and to reward executive officers based on increasing long-term stockholder value. We do not apply a set formula for establishing the proportion of compensation delivered in equity, although we do believe this should be a material aspect of total compensation and it therefore reflects a larger portion of our pay-for-performance program;

•	Other benefits, such as those contained in our 401(k) plan and our health and life insurance programs, are generally available to named executive officers on the same terms as all Company employees; however, we do not allow our executive officers to participate in our Employee Stock Purchase Plan. The cost of the benefits provided to our executive officers constitutes only a very small percentage of each named executive officer’s total compensation. (See “Elements of Compensation” below.)
     The Committee does not specifically evaluate the internal pay relationship among the executives and other employees when setting executive cash compensation, or the multiples by which a named executive officer’s cash compensation is greater than that of non-executive employees.
Role of CEO and Other Named Executive Officers in Establishing Compensation
     Our CEO, Mr Woodson Hobbs, plays a significant role in the compensation-setting process. The key aspects of Mr. Hobbs’ role are:
•	evaluating the performance of the rest of the executive team;

•	establishing business performance targets and objectives; and

•	recommending salary levels, incentive bonus programs and equity awards.
     The Committee considers, but is not bound to and does not always accept, the CEO’s recommendations with respect to executive compensation. The Committee also typically refers to the publicly available compensation information (such as the Radford survey data) and seeks input from other outside members of the Board of Directors and the external compensation consultant, if one has been engaged, prior to making any final determinations.

     Mr. Hobbs participates in certain Committee meetings, at the Committee’s request, to provide background information concerning the Company’s strategic objectives, his evaluation of the performance of the other executive officers, and compensation recommendations for the other executive officers. Besides the CEO, the Committee on occasion meets with certain other executives, including our Chief Operating Officer and Chief Financial Officer, Mr. Arnold, to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Messrs. Hobbs and Arnold may also meet with the Committee’s external consultant during these processes.
     While the Committee may discuss Mr. Hobbs’ or Mr. Arnold’s compensation packages with them, it meets in executive session without them present to determine their compensation. The other named executive officers do not play a role in their own compensation determination, other than participating in an annual evaluation process with our CEO.
Use of Compensation Consultants and Peer Group Benchmarking
     The Committee, in consultation with its external compensation consultant, if appointed, periodically reviews the Company’s peer group and benchmarking methodology to ensure that the current business environment and expectations are factored into how the Company’s compensation programs are established. While we do not believe that it is appropriate to establish compensation levels primarily based on benchmarking, we believe that information regarding pay practices at other companies is useful because we recognize that our compensation practices must be competitive in the marketplace. As part of each compensation review process, the Committee identifies a group of similar sized technology companies and companies operating in the same geographical region as Phoenix with which the Committee believes is appropriate to compare the Company with respect to compensation levels and practices applicable to executives holding comparable positions.
     The Committee does not have an established formula for the mix of salary, incentive bonuses and equity compensation, although the intent is that when the Company is achieving aggressive business objectives and exceeding the performance of comparable companies, the total compensation will reflect an allocation of the economic rewards to management and will therefore fall at the higher end of the range of total compensation for executives at comparable companies. The compensation strategy we have used for fiscal year 2008 as well as for fiscal year 2009 is to attract and retain an exceptional executive team by setting the base pay and total cash compensation of the senior executive officers near the highest levels (i.e. between the 80th and 100th percentile) among our peer group. This strategy, which was first implemented in setting the compensation for fiscal year 2008, takes into account the performance of our management team during fiscal years 2007 and 2008, the significant growth and other performance improvements we expect them to deliver during fiscal year 2009 and the aggressive goals we have established with them for longer term shareholder value creation.
     Fiscal Year 2008
     During its review of executive compensation in August and September of 2007, which established compensation for our most senior named executive officers for fiscal year 2008 and beyond, the Committee (working with Watson Wyatt Worldwide, an external compensation consultant), conducted a review of the current business of Phoenix and established new criteria for the selection of peer companies which it felt closely matched the then current scale and complexity of the Company. Utilizing these criteria, the Committee identified a peer group consisting of 21 companies nationwide that included software and other revenue peers with revenue ranges of between $45 million and $104 million. Those companies were:

Accelerys	Majesco Entertainment Co
Adept Technology	Moldflow Corp
Ansoft Corp	Netscout Systems
Applix	Smith Micro Software
Callidus Software	SupportSoft
Captaris Inc.	Synchronoss Technologies
Chordiant Software	Taleo Corp
Digimarc Corp	Tumbleweed Communications
Entrust Inc.	Visual Sciences
Eresearch Technology	Vital Images
Interactive Intelligence

     This peer group selection resulted in the replacement of all of the peer companies from the group used in setting the compensation for executive officers in fiscal year 2007, a significant reduction in the average revenue of the peer group and the expansion of the peer group from 16 to 21 companies. Market data with respect to this peer group was used to set our executive compensation programs for fiscal year 2008.
      Fiscal Year 2009
     The Committee determined that since it had already reviewed and established the structure and relative proportion of compensation elements for the named executive officers in prior years with the assistance of external compensation consultants, and since there was no turnover in our executive team or expectation of material changes in their day-to-day responsibilities, the Committee did not deem it necessary to appoint an external consultant for its review and determination of executive compensation for fiscal year 2009. Instead, the Committee received compensation information obtained by the Company through its subscriptions to compensation surveys provided by Radford Surveys & Consulting.
     During its review of executive compensation in August and September of 2008, the Committee analyzed compensation information for companies operating in the Northern California geographical region having annual revenues of less than $200 million and for technology companies considered similar to Phoenix in size and complexity. Utilizing these new criteria, the Committee identified a new peer group consisting of approximately 150 companies that included software and other geographical peers with median revenue close to our fiscal year 2008 actual revenue of approximately $74 million. These changes in our peer group benchmarking criteria resulted in significant expansion of our peer group from the previously utilized group of 21 companies listed above. Data provided by Radford with respect to this new peer group was used to review our executive compensation programs for fiscal year 2009.
Cash-Based Compensation
     Salaries
     In establishing the initial base salaries for the executive officers, the Committee considers comparative data from our peer group of companies, as well as each individual executive’s performance, qualifications, experience and level of responsibility. Base salaries for the executives are reviewed annually by the Committee and may be adjusted in accordance with certain criteria, including such factors as individual performance, the functions performed by the executive, the scope of the executive’s on-going responsibilities, general changes in industry compensation for comparable positions, and our financial performance generally. The weight given to each factor by the Committee may vary for each individual. Messrs. Hobbs and Arnold participate in setting salaries and criteria as described above.
     Review of Salaries for Fiscal Year 2009
     In September 2008, the Committee considered the annual base salaries for the named executive officers for fiscal year 2009. Following the Committee’s established process, Mr. Hobbs made recommendations to the Committee with respect to proposed salaries for each of the named executive officers other than himself. The Committee accepted Mr. Hobbs’ recommendations and determined that the increases set forth in the table below were appropriate to achieve the desired market positioning for each executive. Like all other positions in the Company, named executive officers were eligible for an annual merit increase in their base salary and the Committee approved an increase, ranging between seven to nine percent, for each executive officer after considering their specific responsibilities and performance and salary levels among similar seniority levels. The Committee set the new base salaries for the senior named executive officers to be at approximately the 90th percentile among the peer group considered for benchmarking for fiscal year 2009 and beyond. In reviewing Mr. Hobbs’ salary for fiscal year 2009, the Committee assessed the competitiveness of the Company’s compensation program as it related to chief executive officers in the Company’s identified peer group and increased Mr. Hobbs’ base salary for fiscal year 2009 by approximately seven percent to match the 90th percentile among the fiscal 2009 peer group of companies included in the Radford data base. The table below shows, for each named executive officer, the base salary applicable in fiscal year 2008 and the new base salary established by the Committee for fiscal year 2009:

Name	FY 08 Base Salary ($)	FY 09 Base Salary ($)
Woodson Hobbs	420,000	450,000
President and Chief Executive Officer
Richard Arnold	295,000	316,000
Chief Operating Officer and Chief Financial Officer
Gaurav Banga	275,000	300,000
Senior Vice President, Engineering and Chief Technology Officer
David Gibbs	270,000	290,000
Senior Vice President and General Manager, Worldwide Field Operations
Timothy Chu	200,000	218,600	*
Vice President, General Counsel and Secretary

*	Effective April 2008
Incentive Bonus Awards
     Our executive officers are eligible to participate in an incentive bonus award program. The Committee believes that incentive bonus awards serve to motivate our executive officers to meet performance goals set by the Board and the Committee and to fairly reward them for doing so. The Committee establishes the goals for the incentive bonus award program based on the annual operating plan approved each year by the Board to ensure alignment of business goals and priorities.
     In establishing the initial incentive bonus award targets for the executive officers, the Committee considered comparative data from the peer group of companies, as well as each individual executive’s performance, qualifications, experience and level of responsibility. Incentive bonus award targets for the executives are reviewed annually by the Committee and may be adjusted in accordance with certain criteria, including such factors as individual performance, the functions performed by the executive, the scope of the executive’s on-going responsibilities, general changes in industry compensation for comparable positions, and our financial performance generally. The weight given to each factor by the Committee may vary for each individual. Messrs. Hobbs and Arnold participate in the establishment of bonus targets and criteria as described above.
     Bonus Payouts for Fiscal Year 2008
     Following the conclusion of each of the first three quarters of fiscal year 2008, the Committee reviewed the Company’s year-to-date performance relative to its interim revenue targets as reflected in the approved annual operating plan and also reviewed management’s updated full year revenue expectations relative to the full year revenue and non-GAAP operating earnings targets. Since at each such measurement point during fiscal year 2008 the Company was exceeding the interim revenue and earnings targets, the Committee approved interim payments to the named executive officers against their fiscal year 2008 target incentive bonuses. Each of these quarterly payments was set at only 80% of the target quarterly bonus for each executive, despite the Company having exceeded its interim revenue and earnings targets at each such measurement point.
     During fiscal year 2008, the Company completed three acquisitions of other companies. At the conclusion of the fiscal year management proposed, and the Committee accepted, appropriate adjustments to the Company’s financial results, for bonus calculation purposes only, to remove the revenues and expenses that directly related to the acquired companies.
     Following the end of fiscal year 2008, the Committee reviewed the Company’s full fiscal year performance (adjusted as described above) against the revenue and earnings targets for the year and determined that the Company had exceeded its annual targets. Consequently, the Committee approved bonus payouts to the named executive officers equal to 139.4% of each such executive’s bonus target for the year (net of the interim quarterly payouts described above), in accordance with the terms of the fiscal year 2008 bonus plan.
     The bonus payouts earned by each of the named executive officers during fiscal year 2008 under our incentive bonus award program are set forth below (see “Summary Compensation Table”).
     Criteria for Fiscal Year 2009
     In September 2008, management proposed and the Committee evaluated and approved criteria for the payment of incentive bonus awards for fiscal year 2009 to our named executive officers (including our CEO) and other eligible employees based on the Company’s performance against its financial objectives for fiscal year 2009. The structure of incentive bonus award for fiscal year

2009 is similar to that followed for fiscal year 2008, wherein a significant portion of the actual incentive bonus awards payable for fiscal year 2009, if any, would vary depending on the extent to which the Company’s final audited GAAP revenue for fiscal year 2009 met, exceeded or fell short of the established corporate revenue objective as reflected in the fiscal 2009 annual operating plan approved by the Board. Additionally, similar to fiscal year 2008, the Committee determined that a second portion of the actual incentive bonus awards payable would vary depending on the extent to which a measure of the Company’s final non-GAAP operating earnings, calculated before amortization of acquired intellectual property, stock-based compensation expense, restructuring charges, interest, taxes and other costs, for fiscal year 2009 met, exceeded or fell short of the established corporate objective for such non-GAAP earnings as reflected in the fiscal 2009 annual operating plan approved by the Board. The Committee retained discretion to modify the incentive bonus awards that would be payable to executive officers or to adjust the revenue or earnings targets in the event it subsequently determined it was reasonable to do so.
     The Company has achieved performance in excess of its target objectives in each of the last two fiscal years. Accordingly, the bonus payout percentage for fiscal years 2007 and 2008 was approximately 128% and 139%, respectively, of each named executive officer’s target incentive bonus award opportunity for that year. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target objectives is consistent from year to year.
     Bonus Targets for Fiscal Year 2009
     In setting the individual target bonuses for each executive officer for fiscal year 2009, the Committee considered a number of factors including:
(i)	the target bonuses which had applied for fiscal year 2008;

(ii)	the performance of each executive during fiscal year 2008

(iii)	the Committee’s expectations for the performance of each executive during fiscal year 2009;

(iv)	the impact an executive’s performance is likely to have on the Company’s success at reaching its revenue and earnings targets;

(v)	Radford compensation survey data; and

(vi)	the other elements of each executive’s overall compensation plan.
     Following an analysis of all these factors and discussions with management, for fiscal year 2009 the Committee considered but rejected management’s recommendation to increase certain of the named executive officers’ target incentive bonus awards and the maximum potential incentive bonus award. As a result, the Committee left unchanged both the target incentive bonus award percentages and the maximum potential incentive bonus award for overachievement of targets for each named executive officer that had applied during fiscal year 2008, with the exception of Mr. Chu’s target percentage which was increased from 25% to 30% of base salary.
     The following table shows the target and maximum incentive bonus awards that the Committee established for each named executive officer for fiscal year 2009, as well as a comparison to the maximum bonus each could have earned during fiscal year 2008:

		Bonus Target		Maximum	Maximum	Maximum
	Base Salary	as Percent		Bonus as	Bonus for	Bonus for
	for FY	of Base	Target	Percent of	FY 2009	FY 2008
Name	2009 ($)	Salary (%)	Bonus ($)	Target (%)	($)	($)
Woodson Hobbs	450,000	75	337,500	162.5	548,438	511,875
Richard Arnold	316,000	75	237,000	162.5	385,125	359,531
Gaurav Banga	300,000	75	225,000	162.5	365,625	335,156
David Gibbs	290,000	110	319,000	162.5	518,375	482,625
Timothy Chu	218,600	30 *	65,580	162.5	106,568	81,250

*	Effective July 2008

Equity-Based Compensation
     As stated above, we believe that there should be a fair allocation of the value created in the business among the stockholders, the directors and executives and the employees of the Company. In connection with this philosophy, our compensation program is designed to include the provision of equity interests to our executives so as to closely align a substantial proportion of the total compensation of our executives with the total returns provided to the Company’s stockholders over the long term.
     Under plans approved by our stockholders, our executive officers are eligible to receive equity awards either through grants of options to purchase stock in the Company or through grants of restricted stock or other equity interests in the Company. The Company believes that equity awards serve to motivate our executives to meet performance goals set by the Board and the Committee and to fairly reward them for doing so. The Committee also believes that by providing for time-based vesting of equity interests, our equity programs serve not only to help us to retain talented executives but also to motivate executives to take a longer term perspective when making decisions that affect shareholder value.
     In establishing equity awards for executive officers, the Committee considers the comparative data from our peer companies described above as well as each individual executive’s performance, qualifications, experience and level of responsibility. Equity awards for executives are generally initially determined by the Committee and granted on the date of hire of senior executives, are reviewed annually by the Committee and may be adjusted from time to time by the Committee and the Board in accordance with certain criteria, including such factors as individual performance, the functions performed by the executive, the scope of the executive’s on-going responsibilities, general changes in industry equity compensation practices for comparable positions, and our financial performance generally. The weight given to each factor by the Committee may vary for each individual. Management participates in the design of equity programs as described above.
     Equity Granting Guidelines
     The CEO has the delegated authority by the Board to approve grants to employees (other than executive officers) for amounts up to certain limits, currently set at 50,000 shares. All other non-officer equity grants must be approved by the Committee or a designated member of the Committee. Grants to existing and new executive officers must be approved by the Committee.
     In keeping with corporate governance best practices, the Committee has established, and periodically reviews and adjusts, equity granting guidelines regarding the procedural aspects of granting and processing equity awards. Under the guidelines, all equity grants are currently made twice a month on the 5th and the 20th day of each month (or the first trading day after any such date if in any particular month such date is not a trading day), which is in accordance with the past practice of the Company of generally approving equity awards on a consistent date from month to month. The Committee reserves the right to approve awards to existing and new-hire executive officers on days other than the 5th and 20th of the month. Equity awards are not deliberately timed to precede or follow the release of material nonpublic information in a manner that could be expected to benefit the recipient of the award.
     In addition, in accordance with past practice, the Company’s equity granting guidelines provide that the exercise price for stock option awards must be the fair market value on the date of grant, which is the closing price of the Company’s stock as reported on the NASDAQ Global Market on the date of grant.
     Central Philosophy of Our Equity Model
     The guiding philosophy for the design of our equity ownership model is that all employees have an opportunity to create value for shareholders and should have an incentive reward for doing so, consisting of a stake in the equity of the Company. Since we believe that the greatest potential for impact on shareholder value creation is held by the most senior levels of management, and that each lower level of employment has lower potential to contribute value, we believe that equity interests should be structured accordingly.
     We also believe that equity value contribution generally occurs over time and that it is therefore in the interests of the Company and its shareholders to retain employees for multiple years of service and that time-based vesting of stock options is one of the best ways of achieving this result. As options vest, we believe that those specific options constitute a compensation for services rendered during the vesting period, and therefore no longer constitute either a component of compensation for future services or an incentive for further retention.

     Factors of Our Equity Model
     In developing our model for value sharing through equity, the management team considered many factors including:
(i)	information regarding the size of stock option programs at other technology companies;

(ii)	information regarding the benchmarks currently being used by institutional investors and their advisors as to appropriate levels of stock option “burn rates” for small technology companies;

(iii)	the global competition for talent in the technology industries;

(iv)	the importance of motivating and rewarding exceptional creativity and innovation in the creation of valuable intellectual property;

(v)	the aggressive long term goals the new management team has established for the Company; and

(vi)	the expectations for long-term returns which we believe are held by investors in smaller technology companies.
     Stock Option Grants to Named Executive Officers
     Options to purchase Company stock may be granted to executive officers by the Committee either under the Company’s 2007 Equity Incentive Plan or other similar plans approved by our stockholders from time to time or, on exceptional occasions, under a plan established by the Board at the time of recruitment of a new senior executive for which we are not required to obtain stockholder approval. Initial option grants typically are subject to time-based vesting provisions, with 25% of the grant vesting on the first anniversary of the grant date and monthly or quarterly vesting after that date so that full vesting occurs on the fourth anniversary of the grant date. Follow-on option grants are also typically subject to time-based vesting provisions, with monthly or quarterly vesting from the date of grant so that full vesting occurs on the fourth anniversary of the grant date.
     At the beginning of fiscal year 2008, our named executive officers held various stock options granted at different times and at different exercise prices over the course of their prior service with the Company. The size of each of these grants was determined by the Committee at the time of each such grant in accordance with the compensation practices followed by the Company at that time. No named executive officer received any additional equity grants during fiscal year 2008, other than the performance based option grants that were approved by shareholders at the annual meeting of shareholders on January 2, 2008 as discussed below.
     Performance-based Option Grants during Fiscal Year 2008
     Pursuant to the above goals and philosophies, on October 5, 2007, the Committee approved certain performance-based stock option grants (the “Performance Options”) to Messrs. Hobbs, Arnold, Banga and Gibbs. These options were approved by the stockholders’ in their meeting held on January 2, 2008. The exercise price of each Performance Option is $8.52, which was the closing sale price of our common stock on October 5, 2007 as quoted on the NASDAQ Global Market. Although the terms of the Performance Options require continued service through the period that each portion of the award vests, these options vest upon achievement of certain stock price-related milestones rather than on a time-based vesting schedule.
     Under the terms of each Performance Option, in the event the closing sale price of our common stock, as quoted on the NASDAQ Global Market, equals or exceeds one or more stock price thresholds for at least sixty (60) consecutive trading days (the “minimum trading period”), then twenty-five percent (25%) of the shares underlying such award will vest and become exercisable as a result of such stock price achievement as of the close of market on the 60th trading day, provided the executive remains an employee as of such date. The applicable stock price thresholds for which vesting may occur upon satisfaction of the minimum trading period requirement are as follows: $15.00, $20.00, $25.00 and $30.00 per share.
     In addition, if an executive’s Performance Option vests and becomes exercisable in whole or in part, the executive is required to hold the shares obtained from the exercise for a minimum of six (6) months before selling such shares; provided, that, the executive is permitted to immediately sell shares in connection with a cashless exercise without regard to the six month holding period as well as to cover any tax obligations arising from the exercise.
     The following executive officers were awarded Performance Options in the amounts listed below:

Name and Position	Number of Shares
Woodson Hobbs	556,250
President and Chief Executive Officer
Richard Arnold	333,750
Chief Operating Officer and Chief Financial Officer
Dr. Gaurav Banga	235,000
Senior Vice President, Engineering and Chief Technology Officer
David Gibbs	125,000
Senior Vice President and General Manager, Worldwide Field Operations
     In reviewing the Performance Option proposal from management, the Committee, with the assistance of its external compensation consultant, Watson Wyatt Worldwide, considered:
(i)	the central philosophy and overall objectives of the Company’s equity model;

(ii)	the long-term objectives of the Company as developed by management;

(iii)	the business results which it believes would be necessary to achieve these long-term objectives and the difficulty of achieving such results;

(iv)	the current vested and unvested equity interests in the Company held by each of the senior named executive officers;

(v)	the consistency of the proposal with the Company’s overall executive compensation program;

(vi)	the tax and accounting implications of performance-based options; and

(vii)	alternative methods of implementing the Company’s overall executive compensation program.
     Based on the Company’s then-current business and growth plans, the Committee approved the Performance Options to replace entirely any additional option awards that might have been provided to the these senior named executive officers over the next four years to “refresh” existing options or restricted shares which vest over this time period and accordingly, no additional equity grants were awarded to any named executive officer for fiscal year 2009. However, the Committee will re-examine in the future the need for additional equity awards to the executive officers if there are any material changes to the Company during this period (e.g., early achievement of current goals, a significant change in the size or scope of the current business as a result of acquisitions, etc.).
     Restricted Stock
     Restricted stock grants may be made to executives with the approval of the Committee either under the 2007 Equity Incentive Plan or other similar plans approved by our stockholders from time to time or, on exceptional occasions, under a plan established by the Board at the time of recruitment of a new senior executive for which we are not required to obtain stockholder approval. Restricted stock grants require no payment by the executive to the Company and are typically granted subject to time-based vesting provisions, with 50% of the grant vesting on the second anniversary of the date of grant and quarterly or semi-annual vesting after that date so that full vesting occurs on the fourth anniversary of the date of grant.
     At the beginning of fiscal year 2008, Messrs. Hobbs, Banga and Gibbs held various restricted stock granted at different times over the course of their prior service with the Company. The size of each of these grants was determined by the Committee at the time of each such grant in accordance with the compensation practices followed by the Company at that time. No additional shares of restricted stock were granted to any named executive officer in fiscal year 2008.
Other Elements of Compensation
     The named executive officers are eligible to participate in all of the Company’s employee benefit plans, such as medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans and the Company’s 401(k) plan, in each case on the same basis as other employees. The executive officers do not, however, participate in the Company’s Employee Stock Purchase Plan (ESPP), the terms of which give the Board the option to exclude executive officers from participation. The Company offers matching contributions to all participants in the 401(k) plan up to an annual amount of $3,000.

Severance and Change of Control Agreements
     We provide separation benefits in order to remain competitive in attracting and retaining talented executives. (See “Employment Contracts and Termination of Employment and Change of Control Arrangements”.) In determining the amounts and types of severance benefits, the Committee looked at the severance benefits provided by the Company’s peer group, as the group was defined by the Committee at the time of the hiring of the named executive officer. The Committee approved severance benefits and terms that Compensia, its external compensation consultant at the time, advised were standard within the Company’s peer group. The Committee also considered what it thought would be reasonable in light of the executive’s position and level of responsibilities. See "Potential Payments Upon Termination” for a description of termination payments and benefits.
     During fiscal year 2008, no amendments or modifications to any Severance and Change of Control Agreement with any named executive officer were made.
Impact of Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code disallows a tax deduction for any publicly held company or its subsidiaries for named executive officer compensation exceeding $1 million in any taxable year, unless the compensation is considered “performance-based” under the Code (i.e., compensation paid under a plan administered by a committee of outside directors, based on achieving objective performance goals, the material terms of which have been approved by stockholders). In fiscal year 2008, the total non-performance based compensation earned by each of our executive officers was less than $1 million. Other than the Performance Option grants to Messrs. Hobbs, Arnold, Banga and Gibbs, most of the other outstanding options and stock awards granted to our named executive officers do not qualify as “performance based” because they have time-based vesting conditions and/or have been awarded pursuant to non-stockholder approved inducement plans. While the Committee will strive to qualify the Company’s executives’ compensation for deductibility under applicable tax laws, the Committee believes that it is important to preserve the ability to structure compensation programs to meet a variety of corporate objectives even if the compensation is not deductible. Due to the Company’s focus on performance-based compensation plans, the Committee expects a significant portion of compensation paid to the executive officers as a group will be tax deductible.
Equity Ownership Guidelines
     The Company currently does not have a policy requiring its named executive officers to own a minimum number of shares of Company stock. However, one of the terms of the Performance Options requires any executive officer who exercises vested Performance Options to hold the shares (net of shares sold at the time of exercise to cover the exercise price and any tax withholding obligations) for a minimum of 6 months.
     The Committee, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
MEMBERS OF THE COMPENSATION COMMITTEE
Michael Clair
Doug Barnett
Mitchell Tuchman

EXECUTIVE COMPENSATION
     The following table sets forth information concerning compensation earned for services rendered to the Company by the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”) and the Company’s next three most highly compensated executive officers for the Last Fiscal Year (together, the “named executive officers”).
Summary Compensation Table

							Change in
							Pension Value
							and
							Nonqualified
				Stock	Option	Non-Equity	Deferred
Name and				Awards	Awards	Incentive Plan	Comp.	All Other
Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	($)(3)	($)(3)	Compensation	Earnings	Comp.($)		Total
Woodson Hobbs	2008	420,000	439,110	—	2,594,115	N/A	N/A	—	(4)	3,453,225
President and Chief Executive Officer	2007	420,000	245,700	—	—	N/A	N/A	—		665,700

Richard Arnold	2008	295,000	308,423	—	1,556,469	N/A	N/A	—	(4)	1,881,892
Chief Operating Officer and	2007	295,000	283,200	—	—	N/A	N/A	—		578,200
Chief Financial Officer

Gaurav Banga	2008	275,000	287,512	—	1,095,041	N/A	N/A	—	(4)	1,658,453
Sr. Vice President, Engineering and Chief Technology Officer	2007	245,352	160,000	18,396	194,092	N/A	N/A	—		617,840

David Gibbs	2008	270,000	414,018	—	582,947	N/A	N/A	—	(4)	1,266,965
Sr. Vice President & General Manager, Worldwide Field Operations	2007	270,000	380,160	33,268	—	N/A	N/A	—		683,428

Timothy Chu	2008	209,315	76,756	—	—	N/A	N/A	—	(4)	286,071
Vice President, General Counsel and Secretary	2007	84,872	26,667	—	56,272	N/A	N/A	—		167,811

(1)	The Company’s executive compensation program generally combines the following three components: base salary, annual bonus, and long-term incentive compensation, which consists of stock options and/or restricted stock grants to named executive officers. The Compensation Committee annually reviews the salaries of the Company’s named executive officers. Payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets. When setting base salary levels, the Compensation Committee considers (1) competitive market conditions for executive compensation, (2) Company performance, and (3) the individual’s performance, role and responsibilities. See “Compensation Disclosure and Analysis.”

(2)	The Company’s annual bonus program (the “Bonus Program”) is a cash-based program to motivate and reward eligible employees for their contributions to the Company’s performance by making a portion of their total potential cash compensation dependent upon the Company’s annual financial performance. For the Last Fiscal Year, the Bonus Program measured the Company’s performance in two areas: total revenue and non-GAAP operating earnings. The Compensation Committee worked with Company management to set the appropriate bonus target for each named executive officer. Performance against this measure was used to determine the incentive-based cash compensation paid to the named executive officers. See “Compensation Discussion and Analysis.”

(3)	The value of the stock and option awards has been computed in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees in exchange for services over the requisite service period, which is typically the vesting period. For more information, see Note 10 in the Notes to Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on November 19, 2008.

(4)	The named executive officers did not receive any perquisites during fiscal years 2008 and 2007.

Grants of Plan-Based Awards
     The following table sets forth information regarding grants of stock and option awards made to our named executive officers during the Last Fiscal Year:

								All Other	All Other
								Stock	Option
								Awards:	Awards:		Grant Date
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Exercise or	Fair Value of
		Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Base Price of	Stock and
		Plan Awards			Plan Awards			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)(1)	(#)(1)(2)	($/Sh)	($)
Woodson Hobbs	10/5/07	N/A	N/A	N/A	N/A	N/A	N/A	—	556,250	8.52	5,844,848
Richard Arnold	10/5/07	N/A	N/A	N/A	N/A	N/A	N/A	—	333,750	8.52	3,506,909
Gaurav Banga	10/5/07	N/A	N/A	N/A	N/A	N/A	N/A	—	235,000	8.52	2,469,284
David Gibbs	10/5/07	N/A	N/A	N/A	N/A	N/A	N/A	—	125,000	8.52	1,313,449
Timothy Chu	—	N/A	N/A	N/A	N/A	N/A	N/A	—	—	—	—

(1)	The Compensation Committee believes that stock options and restricted shares (1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in the Company’s success, and (3) help retain key executives in a competitive market for executive talent. See “Compensation Disclosure and Analysis.”

(2)	All options were granted at fair market value on the date of grant. The exercise price may be paid in cash, in shares of the Company’s common stock valued at fair market value on the exercise date, or through a cashless exercise involving a same-day sale of all or part of the purchased shares.

Under the terms of each performance option, in the event the closing sale price of the Company’s common stock, as quoted on the NASDAQ Global Market, equals or exceeds one or more stock price thresholds for at least sixty (60) consecutive trading days (the “minimum trading period”), then twenty-five percent (25%) of the shares underlying such option will vest and become exercisable as a result of such stock price achievement as of the close of market on the 60th trading day, provided the Named Executive Officer remains an employee of the Company as of such date. The applicable stock price thresholds for which vesting may occur upon satisfaction of the minimum trading period requirement are as follows: $15.00, $20.00, $25.00 and $30.00 per share. In addition, if a named executive officer’s performance option vests and becomes exercisable in whole or in part, the executive is required to hold the shares obtained from the exercise for a minimum of six (6) months before selling such shares; provided, that, the executive is permitted to immediately sell shares in connection with a cashless exercise without regard to the six month holding period as well as to cover any tax obligations arising from the exercise.

In the event of a change of control of the Company (as defined in each named executive officer’s Severance and Change of Control Agreement), if the price per share to be paid to the Company’s stockholders in connection with such transaction equals or exceeds one or more stock price thresholds for which the executive has not already received a vesting benefit attributable to satisfaction of the minimum trading period requirement described above, then twenty-five percent (25%) of the shares underlying a performance option will immediately vest and become exercisable with respect to each applicable stock price threshold that is less than or equal to the transaction price per share. Any portion of the options as to which the applicable stock price threshold has not been achieved, either prior to or as a result of the change of control, will terminate upon the closing of the transaction.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information regarding outstanding equity awards held by our named executive officers as of September 30, 2008:

		Option Awards				Stock Awards
			Number of				Market
		Number of	Securities			Number of	Value of
		Securities	Underlying			Shares or	Shares or
		Underlying	Unexercised			Units of	Units of
	Option	Unexercised	Options (#)	Option	Option	Stock That	Stock That
	Grant	Options (#)	Unexercisable	Exercise	Expiration	Have Not	Have Not
Name	Date(1)	Exercisable	(2)	Price ($)	Date	Vested (#)(4)	Vested ($)
Woodson Hobbs	9/6/2006	900,000 (3)	—	5.05	9/6/2016	50,000	399,500
	10/5/2007	—	556,250	8.52	10/5/2017	—	—

Richard Arnold	9/27/2006	600,000 (3)	—	4.45	9/27/2016	—	—
	10/5/2007	—	333,750	8.52	10/5/2017	—	—

Gaurav Banga	10/20/2006	120,313	154,687	4.51	10/20/2016	25,000	199,750
	10/5/2007	—	235,000	8.52	10/5/2017	—	—

David Gibbs	2/28/2001	75,000	—	17.375	2/28/2011	27,500	219,725
	6/29/2001	75,000	—	14.60	6/29/2011	50,000	399,500
	7/31/2001	50,000	—	14.04	7/31/2011	—	—
	11/16/2001	25,000	—	9.00	11/16/2011	—	—
	12/10/2001	21,000	—	8.68	12/10/2013	—	—
	11/12/2004	3,683	245	7.33	11/12/2014	—	—
	11/29/2004	93,750	6,250	8.02	11/29/2014	—	—
	9/9/2005	35,400	11,800	7.20	9/9/2015	—	—
	2/1/2006	6,562	3,438	6.76	2/1/2016	—	—
	10/5/2007	—	125,000	8.52	10/5/2017	—	—

Timothy Chu	4/27/2007	31,250	68,750	7.45	4/27/2017	—	—

(1)	For a better understanding of this table, the Company has included an additional column showing the grant date of the stock options.

(2)	All shares underlying the initial option grants to Messrs. Banga and Chu vest 25% on the first anniversary of the date of grant, and then 1/16th per quarter after that date until the option is fully vested on the 4 year anniversary of the grant date. All shares underlying the option grants listed for Mr. Gibbs that are still vesting are follow-on option grants which vest quarterly from the applicable grant date over 4 years. See footnote 2 to the “Grants of Plan-Based Awards” table above for the vesting and other related terms of the performance options granted on October 5, 2007.

(3)	The shares underlying the initial option grants to Messrs. Hobbs and Arnold vest 25% on the first anniversary of the date of grant, and then 1/48 per month after that date until the option is fully vested on the four (4) year anniversary of the grant date, and the options are fully exercisable at any time in which case each would hold shares of restricted stock subject to this vesting schedule.

(4)	The grant date for Mr. Hobbs’ restricted stock award for 100,000 shares was 9/6/06; 50% of the shares vested on the 2 year anniversary of the grant date and an additional 12.5% will vest every 6 months after that date, subject to Mr. Hobbs’ continued employment. The grant date for Mr. Banga’s restricted stock award for 25,000 shares was 10/20/06 and the vesting schedule is the same as Mr. Hobbs’ grant. The grant dates for Mr. Gibbs’ restricted stock awards were 7/25/07 (55,000 shares) and 1/24/07 (50,000 shares), and the vesting schedule for such awards is the same as Mr. Hobbs’ grant.

Option Exercises and Stock Vested
     The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our named executive officers during the Last Fiscal Year:

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
Name	Exercise (#)	Exercise ($)	Vesting (#)	on Vesting ($)
Woodson Hobbs	—	—	32,127	553,450
Richard Arnold	—	—	—	—
Gaurav Banga	—	—	—	—
David Gibbs	—	—	32,500	394,300
Timothy Chu	—	—	—	—
Employment and Severance and Change of Control Arrangements
Employment Arrangements
     The Company entered into an offer letter agreement with Mr. Hobbs on September 6, 2006. This agreement provides that Mr. Hobbs will serve as President and Chief Executive Officer of the Company at an annual salary of $420,000. He is also eligible for an annual bonus targeted at 75% of his base salary. The Company agreed to pay him 50% of his fiscal year 2007 bonus, in the amount of $157,500, in September 2006.
     The Company also granted Mr. Hobbs a non-qualified stock option to purchase 900,000 shares of Common Stock at an exercise price of $5.05, which was the closing price of the Common Stock on September 6, 2006. Subject to certain vesting acceleration provisions contained in Mr. Hobbs’ Severance and Change of Control Agreement (as described below), 1/4 of the options vested on September 6, 2007, and 1/48 is vesting each month after that date, conditioned on Mr. Hobbs’ continued employment with the Company. Mr. Hobbs may elect to exercise this option with respect to unvested shares and enter into a Restricted Stock Purchase Agreement providing the Company with a repurchase right for the unvested shares. This repurchase right would lapse at the same rate as the options would have otherwise vested.
     The Company also granted Mr. Hobbs 100,000 shares of restricted stock in connection with the commencement of his employment. Subject to certain vesting acceleration provisions contained in Mr. Hobbs’ Severance and Change of Control Agreement (as described below), the restricted stock vests, the shares become nonforfeitable and the Company’s right to repurchase the stock lapses with respect to 50% of the shares on September 6, 2008, and as to 12.5% of the shares every six months after that date, conditioned on Mr. Hobbs’ continued employment with the Company.
     Pursuant to the terms of Mr. Hobbs’ Severance and Change of Control Agreement dated September 6, 2006, if Mr. Hobbs’ employment is terminated by the Company (for any reason other than Cause (as defined in his agreement), death or disability) or if Mr. Hobbs terminates his employment for Good Reason (as defined in his agreement), the Company will continue to pay him his base salary and benefits for an initial severance period of six months following such termination. Mr. Hobbs will continue to receive severance and benefits beyond the six-month period if his tenure with the Company on the date of termination equals or exceeds four months’ time. In such event, Mr. Hobbs will receive severance and benefits for a number of months equal to two times the number of whole months he has been employed by the Company prior to termination; provided, however, that the maximum term of these severance payments is limited to twelve months and the maximum amount of severance pay is limited to one times his annual base salary rate in effect on the date of termination. In the case of such a termination, the vested portion of Mr. Hobbs’ stock option as of the termination date remains exercisable until the earlier of the option’s expiration or six months. If Mr. Hobbs’ employment with the Company is so terminated, he is entitled to a bonus equivalent to the number of whole months he has been employed by the Company during the fiscal year in which the termination occurs, divided by twelve, and multiplied by his bonus, if any, for the previous fiscal year.
     If the Company terminates Mr. Hobbs (other than for Cause, death or disability) or if Mr. Hobbs terminates his employment for Good Reason, during a period beginning on the date of the signing of a definitive agreement for a Change of Control (as defined in his agreement) and ending twelve months following a Change of Control, all of the following provisions apply: (i) all restricted stock and other equity awards (other than stock options) vest; (ii) all of the stock options granted to him on his commencement of employment become exercisable; (iii) any more favorable vesting provisions in an equity award agreement will govern; (iv) if on the date of termination the sum of all severance payments, any unearned portion of Mr. Hobbs’ prepaid bonus of $157,500, and the “acceleration value” (as defined in the agreement) of all restricted stock and stock options is less than $500,000, the Company will pay Mr. Hobbs the difference.

     Pursuant to the terms of the Severance and Change of Control Agreement, Mr. Hobbs is subject to a covenant not to compete until the end of any severance period and a covenant not to solicit employees of the Company for a period of twelve months after termination of employment.
Additional Severance and Change of Control Agreements
     The Company and Richard Arnold, currently the Company’s Chief Operating Officer and Chief Financial Officer, entered into a Severance and Change of Control Agreement on September 26, 2006. If the Company terminates Mr. Arnold other than for Cause (as defined in his agreement), disability, or death, he continues to receive compensation and benefits for six months. The vested portion of Mr. Arnold’s stock options as of the termination date remains exercisable until the earlier of the options’ expiration or six months. He is entitled to receive a bonus equivalent to the number of whole months he was employed by the Company during the fiscal year in which the termination occurs, divided by twelve, and multiplied by his bonus, if any, for the previous fiscal year.
     If the Company terminates Mr. Arnold (other than for Cause, death, disability) or if Mr. Arnold terminates his employment for Good Reason (as defined in his agreement), within two months prior to or twelve months following a Change of Control (as defined in his agreement), all of his unvested stock options and restricted stock will vest and become exercisable. This agreement has a term of three years and will extend through the one-year anniversary of any Change of Control.
     The Company and Dr. Gaurav Banga, currently the Company’s Senior Vice President, Engineering and Chief Technology Officer, entered into a Severance and Change of Control Agreement on October 9, 2006. If the Company terminates Dr. Banga other than for Cause (as defined in his agreement), disability, or death, he will continue to receive compensation and benefits for six months. The vested portion of Dr. Banga’s stock options as of the termination date will remain exercisable until the earlier of the options’ expiration or six months. In addition, if such a termination occurs within two months prior to or twelve months following a Change of Control (as defined in the agreement), 50% of any unvested stock options and restricted stock will vest and become exercisable. This agreement has a term of three years and will extend through the one-year anniversary of any Change of Control.
     The Company and Timothy Chu, the Company’s Vice President, General Counsel and Secretary, entered into a Severance and Change of Control Agreement on April 27, 2007. If the Company terminates Mr. Chu other than for Cause (as defined in the agreement), disability, or death, he continues to receive compensation and benefits for six months. The vested portion of Mr. Chu’s stock options as of the termination date remain exercisable until the earlier of the options’ expiration or six months. In addition, if such a termination occurs within two months prior to or twelve months following a Change of Control (as defined in the agreement), 50% of any unvested stock options and restricted stock vest and become exercisable. This agreement has a term of three years and will extend through the one-year anniversary of any Change of Control.
     The Company and David Gibbs entered into a Severance and Change of Control Agreement on January 11, 2006. The Board approved the amendment and restatement of this agreement on July 25, 2006. As so amended, if the Company terminates Mr. Gibbs other than for Cause (as defined in the agreement), disability, or death, or if Mr. Gibbs terminates his employment for Good Reason (as defined in the agreement), he continues to receive compensation for twelve months and benefits for six months. If Mr. Gibbs is not re-employed during this twelve month period, he receives compensation until he is re-employed for up to an additional six months. The vested portion of Mr. Gibbs’s stock options as of the termination date remain exercisable until the earlier of the options’ expiration or six months.
     If such a termination occurs within two months prior to or twelve months following a Change of Control (as defined in the agreement), 50% of any unvested stock options and restricted stock vest and become exercisable as of the date of termination. Any vesting provisions in an equity award agreement that are more favorable with respect to a Change of Control than those set forth here will govern. This agreement has a term of three years and will extend through the one-year anniversary of any Change of Control.
     Each of the agreements discussed above also contains a covenant not to compete and a covenant not to solicit employees of the Company. For each of the executives (other than Mr. Hobbs, whose covenants are discussed in the applicable section above) the covenant not to compete and covenant not to solicit employees of the Company applies until twelve months after he ceases to be employed by the Company.

     If any payments to a named executive officer pursuant to any of the agreements described above are considered “excess parachute payments” as defined in Section 280G of the Internal Revenue Code, the payments will be reduced to avoid such a characterization.
Potential Payments Upon Termination
     The tables below reflect the potential payments and benefits to which the named executive officers employed with the Company as of the fiscal year ended September 30, 2008 would be entitled under the individual Severance and Change of Control Agreements between each named executive officer and the Company. The amounts shown in the tables below assume that each termination was effective as of September 30, 2008 and that all eligibility requirements under the applicable agreements were met. The tables do not reflect amounts required by law and the Company’s policies to be paid upon a termination, such as earned but unpaid salary, accrued but unused vacation and any expense reimbursements.
Termination for any reason other than Cause, Death or Disability (without Change of Control)

					Medical, Dental
					& Vision
	Severance ($)		Bonus ($)		Benefits ($)		Total Value ($)
Woodson Hobbs	420,000	(1)	403,200	(2)	27,035	(1)	850,235
Richard Arnold	147,500	(3)	283,200	(3)	8,931	(3)	439,631
Gaurav Banga	137,500	(5)	—		9,585	(5)	147,085
David Gibbs	270,000	(4)	—		17,863	(4)	287,863
Timothy Chu	109,300	(5)	—		12,395	(5)	121,695

(1)	Base salary and health care benefits coverage continuation for 12 months.

(2)	If Mr. Hobbs’ employment is terminated after the fiscal year ended September 30, 2007, he will be entitled to a bonus equivalent to the number of whole months he has been employed by the Company during the fiscal year in which the termination occurs, divided by 12, and multiplied by his bonus, if any, for the previous fiscal year. In this example, Mr. Hobbs would be entitled to receive his entire fiscal year 2007 bonus.

(3)	Base salary and health care benefits coverage continuation for 6 months and a bonus equivalent to the number of whole months Mr. Arnold has been employed by the Company during the fiscal year in which the termination occurs, divided by 12, and multiplied by his bonus, if any, for the previous fiscal year. In this example, Mr. Arnold would be entitled to receive his entire fiscal year 2007 bonus.

(4)	Base salary and health care benefits coverage continuation for 12 months, with up to an additional 6 months of salary continuation until Mr. Gibbs obtains new employment.

(5)	Base salary and health care benefits coverage continuation for 6 months.

Termination for any Reason other than Cause, Death or Disability in connection with a Change of Control.
     For this category of “double-trigger” termination, payments and benefits to the named executive officer would be triggered by the named executive officer being terminated for any reason (other than Cause, death or Disability) within two months prior to or within twelve months following a Change of Control.

				Accelerated
			Accelerated	Vesting of	Medical,
			Vesting of	Unvested	Dental
			Unvested Stock	Restricted	& Vision
	Severance	Bonus	Options	Stock	Benefits	Total Value
	($)	($)	($)(1)	($)(2)	($)(3)	($)
Woodson Hobbs	420,000	—	1,323,000	399,450	27,035	2,169,485
Richard Arnold	147,500	—	1,062,000	—	8,931	1,218,431
Gaurav Banga	137,500	—	269,155	99,863	9,585	516,103
David Gibbs	270,000	—	6,856	309,588	17,863	604,307
Timothy Chu	109,300	—	18,563	—	12,395	140,258

(1)	Amounts are calculated using the closing price per share of the Company’s common stock on September 30, 2008 ($7.99), and are based on the difference between $7.99 and the exercise price of the unvested options held by the named executive officer as of September 28, 2008. With respect to Messrs. Hobbs and Arnold, 100 percent of their unvested options would vest and become exercisable on the date of termination. With respect to Messrs. Banga, Gibbs and Chu, 50 percent of their unvested options would vest and become exercisable on the date of termination.

(2)	Amounts are calculated using the closing price per share of the Company’s common stock on September 30, 2008 ($7.99), and are based on the product of $7.99 and the number of shares of unvested restricted stock held by the named executive officer as of September 30, 2008. With respect to Mr. Hobbs, 100 percent of his unvested restricted stock would vest and become exercisable on the date of termination. For Messrs. Banga and Gibbs, 50 percent of their unvested restricted stock would vest and become exercisable on the date of termination.

(3)	See “Termination for any Reason other than Cause, Death or Disability (without Change of Control)” (above) for breakdown of medical, dental and vision benefits.
Termination for Good Reason
     For both of the termination categories set forth above, Mr. Hobbs and Mr. Gibbs have the additional right to terminate their employment with the Company for Good Reason, as set forth in their respective Severance and Change of Control Agreements, and receive the termination benefits and payments described above. Mr. Arnold has the right to terminate his employment with the Company for Good Reason in connection with a Change of Control and receive the termination benefits and payments described above.
Definitions
     The defined terms used above have the following meanings:
     “Cause” means a failure by a named executive officer to substantially perform such officer’s duties as an employee, other than a failure resulting from the named executive officer’s complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by the named executive officer that constitutes misconduct, (iii) circumstances where the named executive officer intentionally or negligently imparts material confidential information relating to the Company or its business to competitors or to other third parties other than in the course of carrying out the such officer’s duties, (iv) a material violation by the named executive officer of a federal or state law or regulation applicable to the business of the Company, (v) a willful violation of a material Company employment policy or the Company’s insider trading policy, (vi) any act or omission by the named executive officer constituting dishonesty (other than a good faith expense account dispute) or fraud, with respect to the Company or any of its affiliates, which is injurious to the financial condition of the Company or any of its affiliates or is injurious to the business reputation of the Company or any of its affiliates, (vii) the named executive officer’s failure to cooperate with the Company in connection with any actions, suits, claims, disputes or grievances against the Company or any of its officers, directors, employees, stockholders, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, whether or not such cooperation would be adverse to the such officer’s own interest, or (viii) the named executive officer’s conviction or plea of guilty or no contest to a felony.

     “Change of Control” means the occurrence of any of the following:
(i)	the sale, lease, conveyance or other disposition of all or substantially all of the Company’s assets to any “person” (as the term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert;

(ii)	any person or group of persons becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;

(iii)	a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) more than 50% of the total voting power represented by the voting securities of the Company or the surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or

(iv)	a contest for the election or removal of members of the Board that results in the removal from the Board of at least 50% of the incumbent members of the Board.
     “Disability” means that the executive has been unable to perform the principal functions of his or her duties due to a physical or mental impairment, but only if the inability has lasted or is reasonably expected to last for at least six (6) months. Whether the executive has a Disability will be determined by the Board based on evidence provided by one or more physicians selected or approved by the Board.
     “Good Reason” means, without the executive’s consent, (i) a material reduction in the executive’s title, authority, status, or responsibilities, unless the executive is provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the Chief Executive Officer of the Company remains as such following a Change of Control but is not made the Chief Executive Officer of the acquiring corporation) will not constitute an “Involuntary Termination”; (ii) a reduction of executive’s aggregate base salary and target bonus opportunity as in effect immediately prior to the reduction (other than a reduction applicable to executives generally); or (iii) a relocation of executive’s principal place of employment by more than fifty (50) miles.
DIRECTOR COMPENSATION
     The following table summarizes director compensation during fiscal year 2008.

					Change in
					Pension Value
					and
					Nonqualified
	Fees Earned or			Non-Equity	Deferred
	Paid in Cash	Stock Awards	Option Awards	Incentive Plan	Compensation	All Other
Name	($)	($)(1)	($)	Compensation	Earnings	Compensation	Total
Michael Clair	55,468	N/A	35,989	N/A	N/A	N/A	91,457
Doug Barnett	53,750	N/A	39,781	N/A	N/A	N/A	93,531
Dale Fuller(2)	42,825	N/A	138,983	N/A	N/A	N/A	181,808
Robert Majteles(3)	1,500	N/A	—	N/A	N/A	N/A	1,500
John Mutch(4)	46,250	N/A	198,225	N/A	N/A	N/A	244,475
Richard Noling	65,250	N/A	23,544	N/A	N/A	N/A	88,794
Mitchell Tuchman	1,712	N/A	76,967	N/A	N/A	N/A	78,679

(1)	The value of the stock and option awards has been computed in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that we recognize as compensation expense the value of all stock-based awards, including stock options, granted to employees and directors in exchange for services over the requisite service period, which is typically the vesting period. For more information, see Note 10 in the Notes to Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on November 19, 2008.

(2)	Mr. Fuller resigned from the Board on August 12, 2008.

(3)	Mr. Majteles resigned from the Board on October 24, 2007.

(4)	Mr. Mutch resigned from the Board on September 17, 2008.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     The Audit Committee of the Board (the “Audit Committee”) currently consists of Messrs. Noling, Barnett and Tuchman. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A(3) of the Securities Exchange Act of 1934, as amended.
     The Audit Committee oversees the Company’s accounting and financial reporting process and the audits of the Company’s financial statements. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited consolidated financial statements and the footnotes thereto in the Company’s fiscal year 2008 Annual Report to Stockholders and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
     The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent registered public accounting firm their judgments as to both the quality and the acceptability of the Company’s accounting principles and such other matters as are required to be discussed by the Audit Committee with the Company’s independent registered public accounting firm under Statement of Auditing Standards No. 61 (Communication with Audit Committees).
     The Audit Committee has also reviewed the written disclosures and the letter from the Company’s independent registered public accounting firm required by PCAOB Ethics and Independence Rule No. 3526 (Communication with Audit Committees Concerning Independence) and has discussed with the independent registered public accounting firm their independence from management and the Company.
     The Audit Committee discussed with the Company’s internal accounting staff and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal accounting staff and the independent registered public accounting firm to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
     The Audit Committee reviewed the Company’s ongoing compliance with Section 302 and 404 of the Sarbanes-Oxley Act of 2002 and reviewed the results of internal and external process compliance testing of the Company’s internal controls.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended September 30, 2008 for filing with the SEC.
MEMBERS OF THE AUDIT COMMITTEE
Richard Noling
Douglas Barnett
Mitchell Tuchman

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Ernst & Young LLP served as the Company’s independent registered public accounting firm for fiscal year 2008. The following table lists the aggregate fees for professional services rendered by Ernst & Young LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 30, 2008	September 30, 2007
Audit Fees	$1,440,647	$1,287,534
Audit-Related Fees	$479,982	$—
Tax Fees	$34,299	$4,495
All Other Fees	$1,500	$1,500
     Audit Fees represent fees associated with the audit of the consolidated financial statements of the Company, the reviews of the unaudited consolidated financial statements of the Company included in the Quarterly Reports on Form 10-Q, the audit of internal control over financial reporting, statutory audits of the Company’s subsidiaries required internationally, if required, issuance of comfort letters, consents, review of documents filed with the SEC and miscellaneous accounting consultations in connection with or arising as a result of the audit and quarterly review of the consolidated financial statements. Audit-Related Fees represent fees for due diligence related to mergers and acquisitions and accounting consultations and audits in connection with acquisitions. Tax Fees represent fees for tax compliance, fees for services relating to advice regarding employee taxes and related foreign assignments for certain expatriate employees and other tax advice. All Other Fees include fees relating to accounting online subscription services.
Audit Committee Authorization of Audit and Non-Audit Services
     The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual statutory audit of the Company’s consolidated financial statements. The Audit Committee pre-approved fees for all audit and non-audit services provided by the independent audit firm during the Last Fiscal Year as required by the Sarbanes-Oxley Act of 2002.
     The Audit Committee has considered whether the provision of the non-audit services is compatible with maintaining the independent registered public accounting firm’s independence, and has determined that the activities performed by Ernst & Young LLP on the Company’s behalf are compatible with maintaining the independence of Ernst & Young LLP.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC reports of ownership and changes of ownership of the Company’s Common Stock and other equity securities by certain specified due dates.
     Acting pursuant to a power of attorney granted by each director and each executive officer, the Company undertakes on behalf of such individuals to file all Section 16(a) reports required to be filed with the SEC. Based solely on its review of the copies of such reports (i) filed by the Company on behalf of such directors and officers and (ii) furnished to the Company and 10% beneficial owners during, and with respect to, the Last Fiscal Year and written representations that no other reports were required, the Company believes that all of the Company’s directors, executive officers and 10% stockholders filed the required Section 16(a) reports on time, except for the following transaction that was reported late: a Form 4 was filed on October 29, 2007 for Mr. Michael Clair with a late report of a purchase of Company common stock by Mr. Clair on October 24, 2007.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of the Compensation Committee during the Last Fiscal Year who are still on the Board of Directors were Messrs. Clair, Barnett and Tuchman. No executive officer of the Company served during the Last Fiscal Year on the board of directors or compensation committee of another entity that had one or more executive officers who served as a member of the Board or Compensation Committee of the Company.

MANAGEMENT INDEBTEDNESS, CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Since the beginning of the Company’s Last Fiscal Year, the Company has not engaged and does not propose to engage in any transaction or series of similar transactions in which the amount involved exceeded or exceeds $60,000 and in which any of our directors or executive officers, any Nominee, any holder of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, nor was any director or executive officer, any Nominee or any of their family members indebted to us or any of our subsidiaries, in any amount in excess of $60,000 at any time.
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS
     Proposals of stockholders intended to be presented at the 2010 Annual Meeting of Stockholders must be received by the Company at its principal office in Milpitas, California, not later than August 12, 2009 for inclusion in the proxy statement for that meeting.
     If a stockholder proposal for the 2010 Annual Meeting of Stockholders is submitted after the later of November 10, 2009 or the date that is fifty (50) days prior to the date of the 2010 Annual Meeting of Stockholders, the Company may, at its discretion, elect not to present the proposal at the meeting, and the proxies for the 2010 Annual Meeting of Stockholders will confer discretionary voting authority on the proxy holders to vote against the proposal.
ANNUAL REPORT ON FORM 10-K
     The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 is enclosed with this Proxy Statement.

By Order of the Board of Directors
/s/ Timothy Chu
Timothy Chu
Vice President, General Counsel and Secretary

Milpitas, California
December 10, 2008

PHOENIX TECHNOLOGIES LTD.
** IMPORTANT NOTICE **
Regarding the Availability of Proxy Materials

You are receiving this communication because you hold shares in the above company, and the materials you should review before you cast your vote are now available.
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
Stockholder Meeting to be held on 01/22/09

Proxy Materials Available
•	Notice and Proxy Statement

•	Annual Report

PROXY MATERIALS — VIEW OR RECEIVE

You can choose to view the materials online or receive a paper or e-mail copy. There is NO charge for requesting a copy. Requests, instructions and other inquiries will NOT be forwarded to your investment advisor.
To facilitate timely delivery please make the request as instructed below on or before 01/08/09.

HOW TO VIEW MATERIALS VIA THE INTERNET

Have the 12 Digit Control Number(s) available and visit:
www.proxyvote.com

HOW TO REQUEST A COPY OF MATERIALS

1) BY INTERNET	-	www.proxyvote.com
2) BY TELEPHONE	-	1-800-579-1639
3) BY E-MAIL*	-	sendmaterial@proxyvote.com
*If requesting materials by e-mail, please send a blank e-mail with the 12 Digit Control Number (located on the following page) in the subject line.

See the Reverse Side for Meeting Information and Instructions on How to Vote
B1PNX1

Meeting Information

Meeting Type:	Annual
Meeting Date:	01/22/09
Meeting Time:	8:00 A.M. Local Time
For holders as of:	11/24/08

Meeting Location:

915 Murphy Ranch Road
Milpitas, CA 95035

How To Vote

Vote In Person

Should you choose to vote these shares in person at the meeting you must request a “legal proxy.” To request a legal proxy please follow the instructions at www.proxyvote.com or request a paper copy of the materials. Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet

To vote now by Internet, go to WWW.PROXYVOTE.COM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your notice in hand when you access the web site and follow the instructions.

B1PNX2

Voting items

The Board of Directors recommends a vote FOR each of the director nominees listed and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.

1.	Director voting slate

Nominees:
	1a.	Michael Clair

	1b.	Douglas Barnett

	1c.	Woodson Hobbs

	1d.	Richard Noling

	1e.	Mitchell Tuchman

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.
B1PNX3

Voting items

B1PNX4

PHOENIX TECHNOLOGIES LTD.
C/O COMPUTERSHARE INVESTOR SERVICES
250 ROYAL STREET MS 3B
CANTON, MA 02021
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

PHOEN1	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

PHOENIX TECHNOLOGIES LTD.

The Board of Directors recommends a vote FOR each of the director nominees listed and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.
Vote On Directors

1.	Director voting slate	For	Against	Abstain
Nominees:
	1a. Michael Clair	☐	☐	☐

	1b. Douglas Barnett	☐	☐	☐

	1c. Woodson Hobbs	☐	☐	☐

	1d. Richard Noling	☐	☐	☐

	1e. Mitchell Tuchman	☐	☐	☐

Vote On Proposal		For	Against	Abstain

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PHOEN2

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF PHOENIX TECHNOLOGIES LTD. FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 22, 2009
AT 8:00 A.M.
915 MURPHY RANCH ROAD
MILPITAS, CALIFORNIA 95035
The undersigned stockholder of Phoenix Technologies Ltd., a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated December 10, 2008, and hereby appoints Woodson Hobbs and Richard Arnold, or either of them, proxies and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on Thursday, January 22, 2009 at 8:00 a.m. local time, at 915 Murphy Ranch Road, Milpitas, California 95035 and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.
If no choice is indicated on the proxy card, the shares will be voted FOR all nominees, FOR all other proposals described herein, and as the proxy holders may determine in their discretion with respect to any other materials that properly come before the Meeting.